Exhibit 99.1

ITT Reports 2023 Second Quarter Earnings Per Share (EPS) of $1.31, Adjusted EPS of $1.33

  14% orders growth (13% organic) driven by pump project wins and aftermarket demand, aerospace growth, and Friction OE and rail share gains
  14% revenue growth (12% organic) driven by higher volume and pricing across all businesses
  18.3% segment operating margin (18.7% adjusted), 270 basis points expansion (280 basis points adjusted); segment operating income increased 33%
  Raising 2023 full year margin and EPS guidance

STAMFORD, Conn.--(BUSINESS WIRE)--August 3, 2023--ITT Inc. (NYSE: ITT) today reported financial results for the second quarter ended July 1, 2023. The company reported a year-over-year revenue increase of 14%, primarily driven by 23% growth in Industrial Process (IP) and 11% growth in Motion Technologies (MT), and pricing actions across all segments. The acquisition of Micro-Mode contributed 1% to total revenue growth and foreign currency translation drove a 1% favorable impact.

Second quarter segment operating income of $153 million increased 33% versus prior year (34% adjusted). The increase was due to higher sales volume, productivity, pricing actions and a gain on sale of a product line in CCT. This was partially offset by unfavorable foreign currency impacts and higher raw material and labor costs.

EPS for the second quarter of $1.31 increased 44% versus prior year primarily due to segment operating income growth and benefits from share repurchases, partially offset by higher interest expense. Adjusted EPS of $1.33 increased 36% compared to prior year. The difference between reported and adjusted EPS is primarily related to distributions of non-U.S. taxable income.

Operating cash flow for the second quarter of $140 million increased $83 million versus prior year primarily driven by higher operating income and improved working capital management. Free cash flow for the quarter of $122 million increased $83 million. On a year-to-date basis, ITT generated free cash flow of $152 million, up $145 million versus 2022.

Table 1. Second Quarter Performance

	Q2 2023	Q2 2022	Change
Revenue	$833.9	$733.3	13.7%
Organic Growth			12.5%
Segment Operating Income	$152.5	$114.3	33.4%
Segment Operating Margin	18.3%	15.6%	270	bps
Adjusted Segment Operating Income	$156.2	$116.5	34.1%
Adjusted Segment Operating Margin	18.7%	15.9%	280	bps
Earnings Per Share	$1.31	$0.91	44.0%
Adjusted Earnings Per Share	$1.33	$0.98	35.7%
Operating Cash Flow	$139.7	$56.9	145.5%
Free Cash Flow	$122.1	$39.4	209.9%
Note: all results unaudited; dollars in millions except for per share amounts

Management Commentary

“ITT delivered a strong second quarter with growth and margin expansion across our businesses. Our teams drove double-digit growth in orders and revenue, with a book-to-bill once again above one. We expanded segment margins nearly 300 basis points, bolstered by the performance in Industrial Process and Motion Technologies. Our cash generation accelerated, which provides us the flexibility to execute M&A, pay down debt and repurchase shares whilst funding growth investments,” said ITT’s Chief Executive Officer and President Luca Savi.

“With a stronger than anticipated top line, improved margin outlook, an ending backlog of over $1.2 billion and orders up ten percent year-to-date, we are raising the midpoint of our adjusted EPS guidance by twenty-five cents to over $5. We are driving to a new level of performance for ITT. We are executing on our financial targets, investing in the business and deploying capital to sustain ITT’s differentiation, long-term value creation and outperformance,” concluded Savi.

Table 2. Second Quarter Segment Results

	Revenue			Operating Income
	Q2 2023	Reported Increase (Decrease)	Organic Growth	Q2 2023	Reported Increase/ (Decrease)	Adjusted Increase (Decrease)
Motion Technologies	$368.8	11.3%	9.7%	$57.7	22.8%	22.2%
Industrial Process	293.6	22.5%	22.6%	66.4	69.8%	66.9%
Connect & Control Technologies	172.2	5.5%	3.1%	28.4	0.7%	7.5%
Total Segment Results	833.9	13.7%	12.5%	152.5	33.4%	34.1%
Note: all results unaudited; excludes intercompany eliminations of $0.7; comparisons to Q2 2022

Motion Technologies revenue increased $38 million primarily due to higher sales volume in Friction OE, favorable foreign currency translation impacts, and pricing actions. Operating income increased $11 million primarily due to higher sales volume and productivity and pricing actions, partially offset by unfavorable foreign currency impacts and higher raw material and labor costs.

Industrial Process revenue increased $54 million primarily due to growth in projects, baseline pumps, parts and service. Operating income increased $27 million primarily due to higher volume and pricing and productivity actions, partially offset by higher raw material costs and unfavorable sales mix.

Connect & Control Technologies revenue increased $9 million primarily driven by growth in aerospace and defense and the acquisition of Micro-Mode. This was offset by lower connector demand in Europe. Operating income was flat at $28 million as pricing and productivity actions and the net M&A impact were offset by higher raw material, labor and overhead costs and higher strategic growth investment.

2023 Guidance

The company is updating its 2023 guidance. We now expect segment operating margin of 17.4% to 18.2% and adjusted segment operating margin of 17.7% to 18.5%, up 50 bps to 130 bps. We now expect EPS of $4.85 to $5.05, and adjusted EPS of $4.95 to $5.15, up 11% to 16% for the full year. There is no change to the revenue guidance of 7% to 9% and 6% to 8% on an organic basis, or free cash flow guidance of $350 million to $400 million, representing free cash flow margin of 11% to 12%.

It is not possible, without unreasonable efforts, to estimate the impacts of foreign currency fluctuations, acquisitions and certain other special items that may occur in 2023 as these items are inherently uncertain and difficult to predict. As a result, we are unable to quantify certain amounts that would be included in a reconciliation of organic revenue growth and adjusted segment operating margin to the most directly comparable GAAP financial measures without unreasonable efforts and accordingly we have not provided reconciliations for these forward-looking non-GAAP financial measures.

Investor Conference Call Details

ITT’s management will host a conference call for investors on Thursday, August 3 at 8:30 a.m. Eastern Time. The briefing can be accessed live via a webcast, which is available on the company’s website: https://investors.itt.com. A replay of the webcast will be available for 90 days following the presentation. A replay will also be available telephonically from two hours after the webcast until Thursday, August 17, 2023 at midnight Eastern Time. Reconciliations of non-GAAP financial performance metrics to their most comparable U.S. GAAP financial performance metrics are defined and presented below and should not be considered a substitute for, nor superior to, the financial data prepared in accordance with U.S. GAAP.

Safe Harbor Statement

This release contains “forward-looking statements” intended to qualify for the safe harbor from liability established by the Private Securities Litigation Reform Act of 1995. In addition, the conference call (including the financial results presentation material) may include, and officers and representatives of ITT may from time to time make and discuss, projections, goals, assumptions, and statements that may constitute “forward-looking statements”. These forward-looking statements are not historical facts, but rather represent only a belief regarding future events based on current expectations, estimates, assumptions and projections about our business, future financial results and the industry in which we operate, and other legal, regulatory, and economic developments. These forward-looking statements include, but are not limited to, future strategic plans and other statements that describe the company’s business strategy, outlook, objectives, plans, intentions or goals, and any discussion of future events and future operating or financial performance.

We use words such as “anticipate,” “estimate,” “expect,” “project,” “intend,” “plan,” “believe,” “target,” “future,” “may,” “will,” “could,” “should,” “potential,” “continue,” “guidance” and other similar expressions to identify such forward-looking statements. Forward-looking statements are uncertain and, by their nature, many are inherently unpredictable and outside of ITT’s control, and involve known and unknown risks, uncertainties and other important factors that could cause actual results to differ materially from those expressed or implied in, or reasonably inferred from, such forward-looking statements.

Where in any forward-looking statement we express an expectation or belief as to future results or events, such expectation or belief is based on current plans and expectations of our management, expressed in good faith and believed to have a reasonable basis. However, we cannot provide any assurance that the expectation or belief will occur or that anticipated results will be achieved or accomplished.

Among the factors that could cause our results to differ materially from those indicated by forward-looking statements are risks and uncertainties inherent in our business including, without limitation:

  volatility in raw material prices and our suppliers’ ability to meet quality and delivery requirements;
  uncertain global economic and capital markets conditions, which have been influenced by the COVID-19 pandemic, the Russia-Ukraine war, inflation, changes in monetary policies, slowing growth and the threat of a possible global economic recession, trade disputes between the U.S. and its trading partners, political and social unrest, instability in the global banking system and the availability and fluctuations in prices of energy and commodities, including steel, oil, copper and tin;
  impacts on our business stemming from continued supply chain disruptions and raw material shortages, which have resulted in increased costs and reduced availability of key commodities and other necessary services;
  our inability to hire or retain key personnel;
  fluctuations in foreign currency exchange rates and the impact of such fluctuations on our revenues, customer demand for our products and on our hedging arrangements;
  failure to manage the distribution of products and services effectively;
  fluctuations in interest rates and the impact of such fluctuations on customer behavior and on our cost of debt;
  failure to compete successfully and innovate in our markets;
  failure to protect our intellectual property rights or violations of the intellectual property rights of others;
  the extent to which there are quality problems with respect to manufacturing processes or finished goods;
  the risk of cybersecurity breaches or failure of any information systems used by the Company, including any flaws in the implementation of any enterprise resource planning systems, as well as similar breaches or failures affecting our business partners or service providers;
  loss of or decrease in sales from our most significant customers;
  risks due to our operations and sales outside the U.S. and in emerging markets, including the imposition of tariffs and trade sanctions;
  fluctuations in demand or customers’ levels of capital investment and maintenance expenditures, especially in the energy, chemical and mining markets;
  the impacts on our business from Russia’s war with Ukraine, and the global response to it;
  the risk of material business interruptions, particularly at our manufacturing facilities;
  risk of liabilities from past divestitures and spin-offs;
  failure of portfolio management strategies, including cost-saving initiatives, to meet expectations;
  risks related to government contracting, including changes in levels of government spending and regulatory and contractual requirements applicable to sales to the U.S. government;
  fluctuations in our effective tax rate, including as a result of the passage of the Inflation Reduction Act of 2022 and other possible tax reform legislation in the U.S. and other jurisdictions;
  changes in environmental laws or regulations, discovery of previously unknown or more extensive contamination, or the failure of a potentially responsible party to perform;
  increased scrutiny from investors, lenders and other market participants regarding our environmental, social and governance and sustainability responsibilities, which could expose us to additional costs and adversely impact our reputation, business, financial performance and growth;
  failure to comply with the U.S. Foreign Corrupt Practices Act (or other applicable anti-corruption legislation), export controls and trade sanctions;
  risk of product liability claims and litigation; and
  changes in laws relating to the use and transfer of personal and other information.

The forward-looking statements included in this release speak only as of the date hereof. We undertake no obligation (and expressly disclaim any obligation) to update any forward-looking statements, whether written or oral or as a result of new information, future events or otherwise.

CONSOLIDATED CONDENSED STATEMENTS OF OPERATIONS (UNAUDITED)
(IN MILLIONS, EXCEPT PER SHARE AMOUNTS)

	Three Months Ended		Six Months Ended
	July 1, 2023	July 2, 2022	July 1, 2023	July 2, 2022
Revenue	$833.9	$733.3	$1,631.8	$1,459.5
Cost of revenue	553.9	511.1	1,089.9	1,018.9
Gross profit	280.0	222.2	541.9	440.6
General and administrative expenses	68.4	57.0	136.7	117.4
Sales and marketing expenses	43.9	40.4	86.8	78.8
Research and development expenses	25.7	24.3	52.1	49.3
Operating income	142.0	100.5	266.3	195.1
Interest and non-operating expense, net	2.5	0.5	6.0	0.3
Income from continuing operations before income tax expense	139.5	100.0	260.3	194.8
Income tax expense	30.6	24.0	50.7	43.5
Income from continuing operations	108.9	76.0	209.6	151.3
Loss from discontinued operations, net of tax benefit of $0.0, $0.4, $0.0 and $0.4, respectively	-	(1.2)	-	(1.2)
Net income	108.9	74.8	209.6	150.1
Less: Income attributable to noncontrolling interests	0.7	0.2	1.4	0.7
Net income attributable to ITT Inc.	$108.2	$74.6	$208.2	$149.4

Amounts attributable to ITT Inc.:
Income from continuing operations	$108.2	$75.8	$208.2	$150.6
Loss from discontinued operations, net of tax	-	(1.2)	-	(1.2)
Net income attributable to ITT Inc.	$108.2	$74.6	$208.2	$149.4

Earnings (loss) per share attributable to ITT Inc.:
Basic:
Continuing operations	$1.31	$0.91	$2.52	$1.79
Discontinued operations	-	(0.01)	-	(0.01)
Net income	$1.31	$0.90	$2.52	$1.78
Diluted:
Continuing operations	$1.31	$0.91	$2.51	$1.79
Discontinued operations	-	(0.02)	-	(0.02)
Net income	$1.31	$0.89	$2.51	$1.77

Weighted average common shares – basic	82.4	83.1	82.5	84.0
Weighted average common shares – diluted	82.6	83.4	82.8	84.3

CONSOLIDATED CONDENSED BALANCE SHEETS (UNAUDITED)
(IN MILLIONS, EXCEPT PER SHARE AMOUNTS)

As of the Period Ended	July 1, 2023	December 31, 2022
Assets
Current assets:
Cash and cash equivalents	$462.1	$561.2
Receivables, net	689.3	628.8
Inventories	573.2	533.9
Other current assets	104.6	112.9
Total current assets	1,829.2	1,836.8
Non-current assets:
Plant, property and equipment, net	528.7	526.8
Goodwill	1,009.3	964.8
Other intangible assets, net	136.2	112.8
Other non-current assets	382.0	339.1
Total non-current assets	2,056.2	1,943.5
Total assets	$3,885.4	$3,780.3
Liabilities and Shareholders’ Equity
Current liabilities:
Commercial paper and current maturities of long-term debt	$396.5	$451.0
Accounts payable	406.3	401.1
Accrued and other current liabilities	371.3	333.4
Total current liabilities	1,174.1	1,185.5
Non-current liabilities:
Postretirement benefits	137.5	137.2
Other non-current liabilities	216.2	200.2
Total non-current liabilities	353.7	337.4
Total liabilities	1,527.8	1,522.9
Shareholders’ equity:
Common stock:
Authorized – 250.0 shares, $1 par value per share
Issued and outstanding – 82.1 shares and 82.7 shares, respectively	82.1	82.7
Retained earnings	2,614.0	2,509.7
Accumulated other comprehensive income (loss):
Postretirement benefit plans	2.9	3.6
Cumulative translation adjustments	(352.1)	(347.9)
Total accumulated other comprehensive loss	(349.2)	(344.3)
Total ITT Inc. shareholders’ equity	2,346.9	2,248.1
Noncontrolling interests	10.7	9.3
Total shareholders’ equity	2,357.6	2,257.4
Total liabilities and shareholders’ equity	$3,885.4	$3,780.3

CONSOLIDATED CONDENSED STATEMENTS OF CASH FLOWS (UNAUDITED)
(IN MILLIONS)

For the Six Months Ended	July 1, 2023	July 2, 2022
Operating Activities
Income from continuing operations attributable to ITT Inc.	$208.2	$150.6
Adjustments to income from continuing operations:
Depreciation and amortization	53.8	55.3
Equity-based compensation	10.1	8.7
Gain on sale of business	(7.2)	-
Other non-cash charges, net	16.6	17.3
Changes in assets and liabilities:
Change in receivables	(58.6)	(77.6)
Change in inventories	(31.4)	(106.5)
Change in contract assets	(2.9)	(10.9)
Change in contract liabilities	12.0	18.7
Change in accounts payable	8.9	65.3
Change in accrued expenses	15.5	(33.0)
Change in income taxes	(8.1)	(3.5)
Other, net	(19.1)	(30.2)
Net Cash – Operating Activities	197.8	54.2
Investing Activities
Capital expenditures	(46.3)	(47.5)
Proceeds from sale of business	10.5	-
Acquisitions, net of cash acquired	(79.3)	(146.9)
Payments to acquire interest in unconsolidated subsidiaries	(1.4)	(25.1)
Other, net	(3.3)	1.1
Net Cash – Investing Activities	(119.8)	(218.4)
Financing Activities
Commercial paper, net borrowings	(61.0)	364.6
Share repurchases under repurchase plan	(60.0)	(240.9)
Payments for taxes related to net share settlement of stock incentive plans	(6.4)	(8.5)
Dividends paid	(48.1)	(44.3)
Other, net	(0.8)	(0.4)
Net Cash – Financing Activities	(176.3)	70.5
Exchange rate effects on cash and cash equivalents	(0.4)	(28.1)
Net cash – operating activities of discontinued operations	(0.2)	-
Net change in cash and cash equivalents	(98.9)	(121.8)
Cash and cash equivalents – beginning of year (includes restricted cash of $0.7 and $0.8, respectively)	561.9	648.3
Cash and Cash Equivalents – end of year (includes restricted cash of $0.9 and $0.8, respectively)	$463.0	$526.5
Supplemental Disclosures of Cash Flow Information
Cash paid during the year for:
Interest	$8.5	$2.6
Income taxes, net of refunds received	$52.8	$45.2

Key Performance Indicators and Non-GAAP Measures

Management reviews a variety of key performance indicators including revenue, segment operating income and margins, earnings per share, order growth, and backlog, some of which are calculated on a non-GAAP basis. In addition, we consider certain measures to be useful to management and investors when evaluating our operating performance for the periods presented. These measures provide a tool for evaluating our ongoing operations and management of assets from period to period. This information can assist investors in assessing our financial performance and measures our ability to generate capital for deployment among competing strategic alternatives and initiatives, including, but not limited to, acquisitions, dividends, and share repurchases. Some of these metrics, however, are not measures of financial performance under accounting principles generally accepted in the United States of America (GAAP) and should not be considered a substitute for measures determined in accordance with GAAP. We consider the following non-GAAP measures, which may not be comparable to similarly titled measures reported by other companies, to be key performance indicators for purposes of our reconciliation tables.
Organic Revenues and Organic Orders are defined, respectively, as revenue and orders, excluding the impacts of foreign currency fluctuations and acquisitions. The period-over-period change resulting from foreign currency fluctuations is estimated using a fixed exchange rate for both the current and prior periods. We believe that reporting organic revenue and organic orders provides useful information to investors by helping identify underlying trends in our business and facilitating comparisons of our revenue performance with prior and future periods and to our peers.
Adjusted Operating Income and Adjusted Segment Operating Income are defined, respectively, as total operating income and segment operating income, adjusted to exclude special items that include, but are not limited to, restructuring, certain asset impairment charges, certain acquisition-related impacts, and unusual or infrequent operating items. Special items represent charges or credits that impact current results, which management views as unrelated to the Company's ongoing operations and performance. Adjusted Operating Margin and Adjusted Segment Operating Margin are defined as adjusted operating income or adjusted segment operating income, respectively, divided by revenue. We believe these financial measures are useful to investors and other users of our financial statements in evaluating ongoing operating profitability, as well as in evaluating operating performance in relation to our competitors.
Adjusted Income from Continuing Operations is defined as income from continuing operations attributable to ITT Inc. adjusted to exclude special items that include, but are not limited to, restructuring, certain asset impairment charges, certain acquisition-related impacts, income tax settlements or adjustments, and unusual or infrequent items. Special items represent charges or credits, on an after-tax basis, that impact current results, which management views as unrelated to the Company’s ongoing operations and performance. The after-tax basis of each special item is determined using the jurisdictional tax rate of where the expense or benefit occurred. Adjusted income from continuing operations per diluted share (adjusted EPS) is defined as adjusted income from continuing operations divided by diluted weighted average common shares outstanding. We believe that adjusted income from continuing operations and adjusted EPS are useful to investors and other users of our financial statements in evaluating ongoing operating profitability, as well as in evaluating operating performance in relation to our competitors.
Free Cash Flow is defined as net cash provided by operating activities less capital expenditures. Free Cash Flow Margin is defined as free cash flow divided by revenue. We believe that free cash flow and free cash flow margin provides useful information to investors as it provides insight into a primary cash flow metric used by management to monitor and evaluate cash flows generated by our operations.

ITT Inc. Non-GAAP Reconciliation
Reported vs. Organic Revenue / Orders
Second Quarter 2023 & 2022
(In Millions)
(all amounts unaudited)

	(As Reported - GAAP)				(As Adjusted - Organic)

	(A)	(B)	(C)		(D)	(E)	(F) = A-D-E	(G) =C-D-E	(H) = G / B
			$ Change	% Change			Revenue /	$ Change	% Change
			2023 vs. 2022	2023 vs. 2022	Acquisitions	FX Impact	Orders	Adj. 2023 vs. 2022	Adj. 2023 vs. 2022
	Q2 2023	Q2 2022			Q2 2023	Q2 2023	Q2 2023

Revenue
ITT Inc.	$833.9	$733.3	$100.6	13.7%	$3.9	$5.1	$824.9	$91.6	12.5%

Motion Technologies	368.8	331.3	37.5	11.3%	-	5.3	363.5	32.2	9.7%
Industrial Process	293.6	239.6	54.0	22.5%	-	(0.2)	293.8	54.2	22.6%
Connect & Control Technologies	172.2	163.2	9.0	5.5%	3.9	0.1	168.2	5.0	3.1%

Orders
ITT Inc.	$917.5	$807.1	$110.4	13.7%	$4.7	$4.4	$908.4	$101.3	12.6%

Motion Technologies	376.7	327.7	49.0	15.0%	-	5.6	371.1	43.4	13.2%
Industrial Process	343.0	298.8	44.2	14.8%	-	(1.4)	344.4	45.6	15.3%
Connect & Control Technologies	198.5	181.5	17.0	9.4%	4.7	0.2	193.6	12.1	6.7%

Note: Excludes intercompany eliminations
Immaterial differences due to rounding

ITT Inc. Non-GAAP Reconciliation
Reported vs Adjusted Segment Operating Income & Segment Operating Margin
Second Quarter 2023 & 2022
(In Millions)
(all amounts unaudited)

	Q2 2023	Q2 2023		Q2 2023	Q2 2022	Q2 2022		Q2 2022	% Change		% Change
	As Reported	Special Items		As Adjusted	As Reported	Special Items		As Adjusted	As Reported 2023 vs. 2022		As Adjusted 2023 vs. 2022

Revenue:
Motion Technologies	$368.8			$368.8	$331.3			$331.3	11.3%		11.3%
Industrial Process	293.6			293.6	239.6			239.6	22.5%		22.5%
Connect & Control Technologies	172.2			172.2	163.2			163.2	5.5%		5.5%
Intersegment eliminations	(0.7)			(0.7)	(0.8)			(0.8)
Total Revenue	$833.9			$833.9	$733.3			$733.3	13.7%		13.7%

Operating Margin:
Motion Technologies	15.6%	40	BP	16.0%	14.2%	30	BP	14.5%	140	BP	150	BP
Industrial Process	22.6%	30	BP	22.9%	16.3%	50	BP	16.8%	630	BP	610	BP
Connect & Control Technologies	16.5%	100	BP	17.5%	17.3%	(10)	BP	17.2%	(80)	BP	30	BP
Total Operating Segments	18.3%	40	BP	18.7%	15.6%	30	BP	15.9%	270	BP	280	BP

Operating Income:
Motion Technologies	$57.7	$1.2		$58.9	$47.0	$1.2		$48.2	22.8%		22.2%
Industrial Process	66.4	0.7		67.1	39.1	1.1		40.2	69.8%		66.9%
Connect & Control Technologies	28.4	1.8		30.2	28.2	(0.1)		28.1	0.7%		7.5%
Total Segment Operating Income	$152.5	$3.7		$156.2	$114.3	$2.2		$116.5	33.4%		34.1%

Note: Immaterial differences due to rounding.

Special items include, but are not limited to, restructuring costs, acquisition-related expenses, and other unusual or infrequent items.

ITT Inc. Non-GAAP Reconciliation
Reported vs. Adjusted Income from Continuing Operations & Adjusted EPS
Second Quarter 2023 & 2022
(In Millions, except per share amounts)
(all amounts unaudited)

	Q2 2023			Q2 2023	Q2 2022			Q2 2022	$ Change	% Change
	As Reported	Non-GAAP Adjustments		As Adjusted	As Reported	Non-GAAP Adjustments		As Adjusted	As Adjusted 2023 vs. 2022	As Adjusted 2023 vs. 2022

Segment operating income	$152.5	$3.7	#A	$156.2	$114.3	$2.2	#A	$116.5
Corporate and other (income) costs	(10.5)	(3.7)	#B	(14.2)	(13.8)	2.0	#B	(11.8)
Operating income	142.0	-		142.0	100.5	4.2		104.7	37.3	35.6%
Operating margin	17.0%			17.0%	13.7%			14.3%

Interest income (expense), net	(2.5)	-		(2.5)	(0.9)	-		(0.9)
Other income (expense), net	-	-		-	0.4	-		0.4
Income from continuing operations before tax	139.5	-		139.5	100.0	4.2		104.2

Income tax expense	(30.6)	1.6	#C	(29.0)	(24.0)	1.6	#C	(22.4)
Income from continuing operations	108.9	1.6		110.5	76.0	5.8		81.8

Less: Income attributable to noncontrolling interests	0.7	-		0.7	0.2	-		0.2
Income from continuing operations - ITT Inc.	$108.2	$1.6		$109.8	$75.8	$5.8		$81.6

EPS from continuing operations	$1.31	$0.02		$1.33	$0.91	$0.07		$0.98	$0.35	35.7%

Note: Amounts may not calculate due to rounding.
Total Operating Margin is defined as reported operating income or adjusted operating income divided by total revenue.
Per share amounts are based on diluted weighted average common shares outstanding.

#A -	2023 includes acquisition-related expenses ($1.8M) impacts related to the Russia-Ukraine war ($1.4M) restructuring costs ($0.6M) and other income ($0.1M).
#A -	2022 includes restructuring costs ($2.2M), severance costs ($0.7M), and other costs ($0.1M), partially offset by the reversal of impacts related to the Russia-Ukraine conflict ($0.8M).

#B -	2023 includes income from a recovery of costs associated with the 2020 lease termination of a legacy site ($3.7M).
#B -	2022 includes an asset impairment charge ($1.7M) and severance and other costs ($0.3M).

#C -	2023 includes the net tax benefit of special items #A and #B ($0.4M) offset by tax expense related to distributions of non-U.S. income ($1.2M) and other tax-related special charges ($0.8M).
#C -	2022 includes the net tax benefit of special items #A and #B ($1.5M), more than offset by tax expense related to a write-down of a tax receivable of ($2.1M), tax expense for valuation allowance impacts of ($0.9M), and other tax-related special items.

ITT Inc. Non-GAAP Reconciliation
Free Cash Flow and Free Cash Flow Margin
Three and Six Months Ended 2023 & 2022
(In Millions)
(all amounts unaudited)

	Q2 2023	Q2 2022	6M 2023	6M 2022

Net Cash - Operating Activities	$139.7	$56.9	$197.8	$54.2

Less: Capital expenditures	17.6	17.5	46.3	47.5

Free Cash Flow	$122.1	$39.4	$151.5	$6.7

Revenue	$833.9	$733.3	$1,631.8	$1,459.5

Free Cash Flow Margin	14.6%	5.4%	9.3%	0.5%

ITT Inc. Non-GAAP Reconciliation
GAAP vs. Adjusted EPS Guidance
Full Year 2023
(Per share amounts)
(all amounts unaudited)

	2023 Full-Year Guidance
	Low	High

EPS from Continuing Operations - GAAP	$4.85	$5.05

Estimated restructuring, net of tax	0.07	0.07

Other special items, net of tax	0.04	0.04

Other tax special Items	(0.01)	(0.01)

EPS from Continuing Operations - Adjusted	$4.95	$5.15

Note:	The Company has provided forward-looking non-GAAP financial measures for organic revenue growth and adjusted segment operating margin. It is not possible, without unreasonable efforts, to estimate the impacts of foreign currency fluctuations, acquisitions and certain other special items that may occur in 2023 as these items are inherently uncertain and difficult to predict. As a result, the Company is unable to quantify certain amounts that would be included in a reconciliation of organic revenue growth and adjusted segment operating margin to the most directly comparable GAAP financial measures without unreasonable efforts and accordingly has not provided reconciliations for these forward looking non-GAAP financial measures.

ITT Inc. Non-GAAP Reconciliation
Free Cash Flow and Free Cash Flow Margin Guidance
Full Year 2023
(In Millions)
(all amounts unaudited)

	2023 Full-Year Guidance
	Low	High

Net Cash - Operating Activities	$470	$520

Less: Capital expenditures	120	120

Free Cash Flow	$350	$400

Adjusted Free Cash Flow	$350	$400

Revenue #A	$3,225	$3,225

Free Cash Flow margin	11%	12%

#A Represents expected revenue growth of 8%, reflecting the mid-point of the 7% to 9% range.

Contacts

Investor Contact
Mark Macaluso
1 914-641-2064
mark.macaluso@itt.com

Media Contact
Phil Terrigno
+1 914-641-2143
phil.terrigno@itt.com